Exhibit 3.1

EXECUTION VERSION

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES A PERPETUAL CONVERTIBLE PREFERRED STOCK

AND

SERIES B PERPETUAL CONVERTIBLE PREFERRED STOCK

OF

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

(Pursuant to Section 151 of the Delaware General Corporation Law)

Superior Industries International, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that, pursuant to authority vested in the Board of Directors of the Corporation by Article Four of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the following resolutions were adopted on March 22, 2017 by the Board of Directors of the Corporation (the “Board”) pursuant to Section 151 of the Delaware General Corporation Law:

WHEREAS Superior will enter into a potential purchase (the “Equity Investment”) of Series A Perpetual Convertible Preferred Stock and Series B Perpetual Preferred Stock (the “Preferred Stock”) of the Corporation in aggregate principal amount of up to $150,000,000 by TPG Capital, L.P. and its affiliates;

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby approves and authorizes the Equity Investment; and

FURTHER RESOLVED that the shares of Preferred Stock issued in connection with the Equity Investment shall have the voting powers, designations, preferences and other special rights, and the qualifications, limitations and restrictions thereof, set forth below:

1.	Certain Definitions.

As used in this Certificate of Designations, Preferences and Rights of Series A Perpetual Convertible Preferred Stock (the “Series A Preferred Stock”) and Series B Perpetual Convertible Preferred Stock (the “Series B Preferred Stock,” and, together with the Series A Preferred Stock, the “Preferred Stock”) of Superior Industries International, Inc. (the “Certification of Designations”), the following terms shall have the respective meanings set forth below:

“Affiliate”, means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person; provided that the Corporation and its subsidiaries shall not be deemed to be Affiliates of any Holder or any of their Affiliates. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Approved Stock Plan” means any employee benefit plan, equity incentive plan or other issuance, employment agreement or option grant or similar agreement which has been approved by the Board, pursuant to which the Corporation’s securities may be issued to any employee, consultant, officer or director for services provided to the Corporation. For the avoidance of doubt, Approved Stock Plan shall include all shares reserved for issuance pursuant to such Approved Stock Plan, and any increases to such share reserve that occur automatically or by stockholder approval on or after the Closing Date.

“Bloomberg” means Bloomberg Financial Markets and its successors.

“Board” means the board of directors of the Corporation.

“Business Day” means any day except a Saturday, a Sunday or other day on which the U.S. Securities and Exchange Commission or banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

“Closing Date” means the date of the initial closing of the purchase and sale of Preferred Stock pursuant to Section 2.02 of the Investment Agreement.

“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of shares of Common Stock on the New York Stock Exchange on such date. If the Common Stock is not traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Market Group, Inc. or any similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by an Independent Financial Advisor retained by the Corporation for such purpose.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation, including the stock into which the Preferred Stock is convertible, and any securities into which the Common Stock may be reclassified.

“Common Stock Equivalents” means any securities of the Corporation or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Price” means $28.162, subject to adjustment as provided herein.

“Conversion Rate” means, as of any date, the rate determined by dividing the Stated Value by the Conversion Price in effect on such date.

“Conversion Shares” means the shares of Common Stock into which the Preferred Stock is convertible.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

“Current Market Price” means, for each share of Common Stock as of any applicable record date for any issuance, distribution, dividend or other action, the arithmetic average of the VWAP per share of Common Stock for each of the thirty (30) consecutive full Trading Days ending on the Trading Day before the record date with respect to such issuance, distribution, dividend or other action, as the case may be, appropriately adjusted to take into account the occurrence during such period of any event described in Section 10.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Excluded Securities” means: (i) capital stock, Options or Convertible Securities issued to directors, officers, employees or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation or their retention as consultants by the Corporation pursuant to an Approved Stock Plan in existence on the date immediately preceding the Closing Date, (ii) shares of Common Stock issued upon the conversion or exercise of Options or Convertible Securities that were issued and outstanding on the date immediately preceding the Closing Date, provided such securities are not amended after the Closing Date to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof, (iii) securities issued pursuant to the Investment Agreement and securities issued upon the exercise or conversion of those securities or in respect of any dividends on such securities and (iv) shares of Common Stock issued or issuable by reason of a dividend, stock split or other distribution on shares of Common Stock (but only to the extent that such a dividend, split or distribution results in an adjustment in the Conversion Price pursuant to the other provisions of this Certificate of Designations).

“Fair Market Value” means: (i) with respect to any asset constituting cash or cash equivalents, the amount of such cash or cash equivalents, and (ii) with respect to any security or other property (other than cash or cash equivalents), the fair market value of such security or other property, as determined by board of directors of the Corporation or an authorized committee thereof, in each case acting in good faith, (x) after consultation with an Independent Financial Advisor, as to any security or other property with a Fair Market Value of less than $10,000,000, or (y) after receipt of a valuation opinion from an Independent Financial Advisor in all other cases.

“Holder” or “Holders” means the holder or holders of the Preferred Stock.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing; provided, however, that such firm or consultant is not an Affiliate of the Corporation and is reasonably acceptable to the Required Holders.

“Investment Agreement” means that certain investment agreement, dated on or about March 22, 2017, by and among the Corporation and the investor party thereto.

“Investor Rights Agreement” means that certain investor rights agreement, dated on or about May 22, 2017, by and among the Corporation and the investor party thereto.

“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Corporation other than Parity Stock or those securities which are explicitly senior to the Preferred Stock in dividend rights or liquidation preference.

“Liquidation Preference” means an amount per share equal to the greater of (i) the Stated Value plus any accrued and unpaid dividends and (ii) such amount as would have been payable had all shares of Preferred Stock been converted into Common Stock immediately prior to a Liquidation.

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Option Value” means the value of an Option based on the Black and Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined as of the day prior to the public announcement of the applicable Option for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the greater of (a) 100% and (b) the 100-day volatility obtained from the “HVT” function on Bloomberg as of the day immediately following the public announcement of the issuance of the applicable Option, (iii) the underlying price per share used in such calculation shall be the highest Weighted Average Price of the Common Stock on any Trading Day during the period beginning on the day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on the day of the public announcement of such issuance and (iv) a 360-day annualization factor.

“Parity Stock” means any class or series of Capital Stock hereafter authorized that expressly ranks on a parity basis with the Preferred Stock as to dividend rights, rights of redemption and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. “Parity Stock” shall include the Series B Preferred Stock and any rights, options or warrants exercisable or exchangeable for or convertible into Parity Stock.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, an association, joint stock company, an estate, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

“Principal Market” means the New York Stock Exchange.

“Redemption Right Event” means the occurrence of any of the following events: (i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Corporation, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Common Stock representing more than 50% of the voting securities of the Corporation or the Corporation otherwise becomes aware of such ownership; (ii) the consummation of (a) any recapitalization, reclassification or change of the Common Stock (other than a change only in par value, from par value to no par value or from no par value to par value, or changes resulting from a subdivision or combination of Common Stock) as a result of which the Common Stock would be converted into, or exchanged for, or represent solely the right to receive, cash, stock, other securities, other property or assets or (b) any share exchange, consolidation or merger of the Corporation pursuant to which the Common Stock will be converted into, or exchanged for, or represent solely the right to receive, cash, stock, other securities, other property or assets; (iii) the Corporation sells all or substantially all of its assets; (iv) the stockholders of the Corporation approve or the Corporation otherwise adopts any plan or proposal for the liquidation, dissolution or winding-up of the Corporation; or (v) the Common Stock ceases to be listed on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or another U.S. national securities exchange.

“Redemption Value” means a price per share of Preferred Stock equal to (a) for any redemption occurring prior to October 22, 2018, the product of the Stated Value and 1.75 and (b) for any redemption occurring on or after October 22, 2018, the greater of (x) the product of the Stated Value and 2.00 and (y) an amount equal to the number of shares of Common Stock such share of Preferred Stock is convertible into at the time of such redemption multiplied by the Current Market Price.

“Required Holders” means, as of any date, the holders of at least a majority of the Preferred Stock outstanding as of such date.

“Stated Value” means $1,000.00 per share, plus the sum of any Preferred Dividends paid in the form of an increase in the Stated Value of such share, plus the sum of all accumulated and unpaid Preferred Dividends and Participating Dividends.

“Stockholder Approval” means all approvals, if any, of the stockholders of the Corporation required for the removal of the Conversion Cap in compliance with the Rule 312.03 of the New York Stock Exchange Listed Company Manual or any successor rule.

“Trading Day” means any day on which the Common Stock are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock are then traded; provided that “Trading Day” shall not include any day on which the Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Corporation) page “VAP” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained by the Corporation for such purpose).

2. Number and Designation. The series of Preferred Stock shall be designated as (a) Series A Perpetual Convertible Preferred Stock of the Corporation and the number of shares so designated shall be 140,202 shares and (b) Series B Perpetual Preferred Stock of the Corporation and the number of shares so designated shall be 9,798. Each share of Preferred Stock shall have a par value of $0.01 per share.

3. Dividends.

(a) From and after the Closing Date, each Holder of Preferred Stock, in preference and priority to the holders of all other classes or series of stock, shall be entitled to receive, with respect to each share, or fraction of a share, of Preferred Stock then outstanding and held by such Holder, dividends accruing on a daily basis, commencing from the date of issuance of such share of Preferred Stock, at the rate of nine percent (9%) per annum of the Stated Value per whole share (or proportion thereof with respect to fractional shares) of such series of Preferred Stock (plus any accrued and unpaid dividends) (the “Preferred Dividends”); provided that each Holder of Series B Preferred Stock, in preference and priority to the holders of all other classes or series of stock, shall be entitled to receive, with respect to each share, or fraction of a share, of Series B Preferred Stock then outstanding and held by such Holder, dividends accruing on a daily basis, commencing from the date of issuance of such share of Series B Preferred Stock, at the rate of eleven percent (11%) per annum if Stockholder Approval is not obtained on or prior to the date that is 120 days after the Closing Date. The Preferred Dividends shall be cumulative, whether or not earned or declared, shall compound quarterly and shall be paid quarterly in arrears on the last day of March, June, September and December in each year, commencing June 30, 2017. For the avoidance of doubt, dividends shall accrue daily on the Stated Value of each share of Preferred Stock as such Stated Value is increased by any payment of Preferred Dividends pursuant to the immediately succeeding sentence. The Preferred Dividends shall be paid, at the option of the Corporation, in the form of cash or an increase in the Stated Value of the Preferred Stock, or any combination thereof; provided that prior to the receipt of any applicable Stockholder Approval, any non-cash Dividends shall be paid in an increase in the Stated Value of the Series B Preferred Stock and, for the avoidance of doubt, shall not result in an increase in the Stated Value of the Series A Preferred Stock.

(b) In the event that the Corporation shall at any time pay a dividend on or make a distribution in respect of the Common Stock in cash or any other class or series of capital stock of the Corporation, the Corporation shall, at the same time and on the same terms, pay or distribute to each Holder a dividend (or distribution) equal to the dividend that would have been payable to such Holder if the shares, or fraction of a share, of Preferred Stock held by such Holder had been converted into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividend or distribution (the “Participating Dividends”).

(c) Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accumulated with respect to the Preferred Stock, such payment shall be distributed pro rata among the Holders entitled thereto based upon the Stated Value on all shares of Preferred Stock held by each such Holder.

4. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), after the satisfaction in full of the debts of the Corporation, the Holders of the Preferred Stock shall receive from the net assets of the Corporation, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full, the greater of (a) the Liquidation Preference multiplied by the number of shares of Preferred Stock held by such Holders and (b) the per share amount of all cash, securities and other property (such securities or other property having a value equal to its fair market value as reasonably determined by the Board) that would be distributed in respect of the Common Stock such Holder would have received had it converted such Preferred Stock immediately prior to the date fixed for such Liquidation. The Corporation shall mail written notice of any such Liquidation not less than 45 days prior to the payment date stated therein, to each Holder. For the avoidance of doubt, subsections (i), (ii), (iii) and (v) of the definition of Redemption Right Event shall not be deemed a Liquidation.

5. Right of the Holders to Convert.

(a) At any time from and after the Closing Date, each Holder shall have the right, at such Holder’s option, subject to the conversion procedures set forth in Section 9(a), to convert each share of such Holder’s Preferred Stock at any time into that number of shares of Common Stock (or, in the case of Series B Preferred Stock, into that number of shares of Series A Preferred Stock and then converted into that number of shares of Common Stock) determined by dividing (i) the sum of (x) the Stated Value of such share of Preferred Stock and (y) any accrued and unpaid dividends by (ii) the Conversion Price. The right of conversion may be exercised as to all or any portion of such Holder’s Preferred Stock from time to time; provided that, in each case, no right of conversion may be exercised by a Holder in respect of fewer than 1,000 shares of Preferred Stock (unless such conversion relates to all shares of Preferred Stock held by such Holder). Notwithstanding anything herein to the contrary, prior to the receipt of any applicable Stockholder Approval, the Preferred Stock shall not, under any circumstances, be convertible into more than 19.99% of the number of shares of Common Stock outstanding immediately prior to the Closing Date (subject to proportionate adjustment as described herein) in connection with such conversion (such limitation, the “Conversion Cap”).

(b) Any shares of Common Stock issued upon conversion of Preferred Stock (i) shall be duly authorized, validly issued, fully paid and nonassessable, (ii) shall rank pari passu with the other shares of Common Stock outstanding from time to time and (iii) shall be approved for listing on the New York Stock Exchange if shares of Common Stock generally are so listed (or another U.S. national securities exchange on which the Common Stock is then listed).

6. Mandatory Conversion by the Corporation.

(a) The Corporation shall have the right, at its option, to cause all, but not less than all, of the outstanding shares of the Preferred Stock to be converted into consideration equal to the consideration the Holder would have received upon a conversion effected pursuant to Section 5 if, for the period of 30 consecutive Trading Days ending on the Trading Day preceding the date on which the Corporation sends a Notice of Mandatory Conversion, the VWAP of the Common Stock exceeds a 200% premium of the Conversion Price of the Preferred Stock (collectively, a “Mandatory Conversion”).

(b) In order to effect a Mandatory Conversion, the Corporation shall send, by overnight courier, to the Holders as they appear in the records of the Corporation a notice of such conversion (such notice, a “Notice of Mandatory Conversion”). The Conversion Date for such Mandatory Conversion shall be a date selected by the Corporation and shall be no less than ten (10) Business Days and no greater than twenty (20) Business Days after the date on which the Corporation provides such Notice of Mandatory Conversion. In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion shall state, as appropriate:

(i) the Conversion Date for the Mandatory Conversion; and

(ii) the Conversion Price as in effect on the date of the Notice of Mandatory Conversion and the number of shares of Common Stock to be issued upon conversion of each share of Preferred Stock.

(c) Any shares of Common Stock issued upon conversion of Preferred Stock (i) shall be duly authorized, validly issued, fully paid and nonassessable, (ii) shall rank pari passu with the other shares of Common Stock outstanding from time to time and (iii) shall be approved for listing on the New York Stock Exchange if shares of Common Stock generally are so listed (or another U.S. national securities exchange on which the Common Stock is then listed).

(d) Subject to and in accordance with the provisions of this Section 6, immediately following receipt of the Stockholder Approval (the date thereof, the “Automatic Conversion Date”), each share of Series B Preferred Stock or corresponding fraction thereof will automatically convert into one share of Series A Preferred Stock or corresponding fraction thereof (the “Automatic Conversion”).

(e) The Corporation shall notify the Holders of Series B Preferred Stock of the Automatic Conversion promptly following the Automatic Conversion Date, but in no event more than two Business Days thereafter, by delivery of written notice to such Holders and shall update the Register, effective as of the Automatic Conversion Date, to reflect the shares of Series A Preferred Stock held by such Holders as a result of the Automatic Conversion and shall, as promptly as practicable, but in no event more than two Business Days thereafter, issue and deliver or cause to be issued and delivered to each such Holder one or more certificates representing the number of validly issued, fully paid and non-assessable shares of Series A Preferred Stock to which such Holder shall be entitled.

7. Redemption at Option of the Corporation. The Corporation may, at its option, redeem, in whole at any time all shares of Preferred Stock at the time outstanding, by delivery of written notice to each Holder (the “Corporation Redemption Notice”) at least thirty (30) days prior to the proposed date of redemption (the “Corporation Redemption Date”) set forth in the Corporation Redemption Notice, at a redemption price to paid in cash for each share of Preferred Stock redeemed equal to the then applicable Redemption Value.

8. Redemption at Option of Holder.

(a) Upon the occurrence of any Redemption Right Event or on or after May 23, 2024, any Holder may, upon notice to the Corporation, require that the Corporation redeem all or part of the shares of Preferred Stock at the time held by such Holder, by delivery of written notice to the Corporation (the “Redemption Request”) at least thirty (30) days prior to the proposed date of redemption (the “Redemption Date”) set forth in the Redemption Request, at a redemption price to paid in cash for each share of Preferred Stock redeemed equal to the then applicable Redemption Value.

(b) Promptly following receipt of a Redemption Request under Section 8(a) and no later than twenty (20) days prior to a Redemption Date contemplated thereby, the Corporation shall mail a notice of optional redemption by first-class mail, postage prepaid to each Holder (other than the Holder(s) who submitted the applicable Redemption Request), which notice shall state the applicable Redemption Date and the applicable Redemption Value. Any Holder may then, in its sole discretion, exercise its redemption right (without waiver of any other redemption rights herein) with respect to all or any portion of the shares of Preferred Stock (the “Redemption Securities”) beneficially owned by such Holder by delivery to the Corporation of a written notice no less than five (5) days prior to the applicable Redemption Date stating (x) that such Holder is exercising the right of redemption described herein and (y) the number of shares of the Redemption Securities with respect to which such Holder is exercising its redemption right.

(c) Upon a Redemption pursuant to Section 7 or this Section 8, the Corporation shall pay the applicable Redemption Value in cash on the later of (i) the Corporation Redemption Date or Redemption Date, as applicable and (ii) upon the receipt of surrender of the certificates, if any, representing the shares of Preferred Stock to be redeemed (properly endorsed or assigned for transfer, if the Corporation shall so reasonably require, and letters of transmittal and instructions therefor on reasonable terms as are included in the notice sent by the Corporation); provided that if such certificates are lost, stolen or destroyed, the Corporation may require the applicable Holder to execute an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith, prior to paying such Redemption Value.

(d) Shares of Preferred Stock to be redeemed on the Corporation Redemption Date or Redemption Date, as the case may be, will from and after the Corporation Redemption Date or Redemption Date, no longer be deemed to be outstanding; and all powers, designations, preferences and other rights of the holder thereof as a holder of shares of Preferred Stock (except the right to receive from the Corporation the applicable Redemption Value) shall cease and terminate with respect to such shares; provided that in the event that a share of Preferred Stock is not redeemed due to a default in payment by the Corporation or because the Corporation is otherwise unable to pay the applicable Redemption Value in cash in full, such share of Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights as provided herein.

(e) Any redemption of shares of Preferred Stock pursuant to Section 7 or Section 8 (such redemption, the “Redemption”) shall be payable out of any cash legally available therefor. At the time of the Redemption, the Corporation shall take all actions required or permitted under Delaware law to permit the Redemption and to make funds legally available for such Redemption. To the extent that the Corporation has insufficient funds to redeem all of the shares of Preferred Stock upon the Redemption, the Corporation shall use available funds to redeem a pro rata portion of such shares of Preferred Stock, to the extent permissible under Delaware law.

9. Conversion Procedures and Effect of Conversion.

(a) Conversion Procedure. A Holder must do each of the following in order to convert shares of Preferred Stock pursuant to this Section 9(a): (i) in the case of a conversion pursuant to Section 5(a), complete and manually sign the conversion notice in the form attached hereto as Exhibit A (the “Conversion Notice”) (which Conversion Notice may be conditioned on the completion of a Redemption Right Event or other corporate transaction as specified in such Conversion Notice), and deliver such notice to the Corporation; (ii) deliver to the Corporation the certificate or certificates (if any) representing the shares of Preferred Stock to be converted; (iii) if required, furnish appropriate endorsements and transfer documents; and (iv) if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Corporation pursuant to Section 15. The foregoing clauses (ii), (iii) and (iv) shall be the only conditions applicable to the Holders in respect of the issuance of shares of Common Stock to the Holders in the event of a Mandatory Conversion pursuant to Section 6.

The “Conversion Date” means (A) with respect to conversion of any shares of Preferred Stock at the option of any Holder pursuant to Section 5(a), the date on which such Holder complies with the procedures in this Section 9(a), (B) with respect to a Mandatory Conversion pursuant to Section 6(a), the Mandatory Conversion Date and (C) with respect to an Automatic Conversion pursuant to Section 6(d), the Automatic Conversion Date.

(b) Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Preferred Stock, Preferred Dividends and Participatory Dividends thereon shall no longer accrue or be declared on any such shares of Preferred Stock, and on conversion, such shares of Preferred Stock shall cease to be outstanding.

(c) Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Stock or Series A Preferred Stock, as applicable, issuable upon conversion of Preferred Stock on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock or Series A Preferred

Stock, as applicable, as of the close of business on such Conversion Date. As promptly as practicable on or after the Conversion Date and compliance by the applicable Holder with the relevant procedures contained in Section 9(a) (and in any event no later than three (3) Trading Days thereafter), the Corporation shall issue the number of whole shares of Common Stock or Series A Preferred Stock, as applicable, issuable upon conversion. Such delivery of shares of Common Stock or Series A Preferred Stock, as applicable, shall be made, at the option of the Corporation, in certificated form or by book-entry. Any such certificate or certificates shall be delivered by the Corporation to the appropriate Holder on a book-entry basis or by mailing certificates evidencing the shares to the Holders at their respective addresses as set forth in the Conversion Notice (in the case of a conversion pursuant to Section 5(a)) or in the records of the Corporation (in the case of a Mandatory Conversion or Automatic Conversion). In the event that a Holder shall not by written notice designate the name in which shares of Common Stock or Series A Preferred Stock, as applicable, to be delivered upon conversion of shares of Preferred Stock should be registered, or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares in the name of the Holder and in the manner shown on the records of the Corporation.

(d) No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock into Common Stock. In the event a fractional share of Common Stock would be issued on conversion, the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share.

10. Adjustment of Conversion Price. The Conversion Price and the number of Conversion Shares shall be adjusted from time to time as follows:

(a) If and whenever on or after the Closing Date, the Corporation issues or sells, or in accordance with this Section 10 is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Corporation, but excluding shares of Common Stock deemed to have been issued by the Corporation in connection with any Excluded Securities (the “Additional Shares”) for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale or deemed issuance or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to a price determined as follows:

Adjusted Conversion Price =	(A x B) + D
A+C

where

“A” equals the number of shares of Common Stock outstanding, including the Additional Shares deemed to be issued hereunder, immediately preceding the Dilutive Issuance;

“B” equals the Conversion Price in effect immediately preceding such Dilutive Issuance;

“C” equals the number of Additional Shares issued or deemed issued hereunder as a result of the Dilutive Issuance; and

“D” equals the aggregate consideration, if any, received or deemed to be received by the Corporation upon such Dilutive Issuance.

For purposes of determining the adjusted Conversion Price under this Section 10(a), the following shall be applicable:

(i) Issuance of Options. If the Corporation in any manner grants any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share. For purposes of this Section 10(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon exercise of such Options or upon conversion, exercise or exchange of such Convertible Securities issuable upon exercise of any such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option less any consideration paid or payable by the Corporation with respect to such one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion exercise or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price or number of Conversion Shares shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 10(a)(ii), the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security less any consideration paid or payable by the Corporation with respect to such one share of Common Stock upon the issuance or sale of such Convertible Security and upon conversion, exercise or exchange of such Convertible Security. No further adjustment of the Conversion Price or number of Conversion Shares shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Preferred Stock has been or is to be made pursuant to other provisions of this Section 10(a), no further adjustment of the Conversion Price or number of Conversion Shares shall be made by reason of such issue or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the Conversion Price and the number of Conversion Shares in effect at the time of such increase or decrease shall be adjusted to the Conversion Price and the number of Conversion Shares which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 10(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Closing Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 10(a) shall be made if such adjustment would result in an increase of the Conversion Price then in effect or a decrease in the number of Conversion Shares.

(iv) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction, (A) the Options will be deemed to have been issued for the Option Value of such Options and (B) the other securities issued or sold in such integrated transaction shall be deemed to have been issued for the difference of (x) the aggregate consideration received by the Corporation less any consideration paid or payable by the Corporation pursuant to the terms of such other securities of the Corporation, less (y) the Option Value. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Corporation therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Corporation will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the Closing Price of such security on the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Corporation and the Required Holders of the applicable series of Preferred Stock. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Corporation and the Required Holders of the applicable series of Preferred Stock. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Corporation.

(v) Record Date. If the Corporation takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vi) Successive Adjustments. After an adjustment to the Conversion Price under this Section 10, any subsequent event requiring an adjustment under this Section 10 shall cause an adjustment to each such Conversion Price as so adjusted.

(b) If the Corporation at any time on or after the Closing Date subdivides (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Conversion Shares will be proportionately increased. If the Corporation at any time on or after the Closing Date combines (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased and the number of Conversion Shares will be proportionately decreased. Any adjustment under this Section 10(b) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c) If and whenever on or after the Closing Date, the Corporation shall, by dividend or otherwise, distribute to all or substantially all holders of its Common Stock (other than cash in lieu of fractional shares), cash, shares of any class of capital stock, evidences of its indebtedness, assets, other property or securities, but excluding (A) dividends or distributions referred to in Section 10(a) above (any of such shares of capital stock, indebtedness, assets or property that are not so excluded are hereinafter called the “Distributed Property”), then, in each such case, the Conversion Price shall be adjusted based on the following formula:

Adjusted Conversion Price = B x [(C - FMV) / C]

where

“B” equals the Conversion Price in effect immediately preceding the dividend or distribution of such Distributed Property;

“C” equal the Current Market Price as of the record date for such dividend or distribution; and

“FMV” equals the Fair Market Value of the portion of Distributed Property (or, with respect to dividends or distributions paid exclusively in cash, the amount in cash) distributed with respect to each outstanding share of Common Stock on the Record Date for such dividend or distribution.

If any such event is declared but does not occur, the Conversion Price shall be readjusted, effective as of the date on which the Board announces that such event shall not occur, to the Conversion Price that would then be in effect if such event had not been declared.

(d) If any event occurs of the type contemplated by the provisions of this Section 10 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights or phantom stock rights), then the Board will make an appropriate adjustment in the Conversion Price and the number of Conversion Shares so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 10(c) will increase or decrease the Conversion Price or increase or decrease the number of Conversion Shares as otherwise determined pursuant to this Section 10 or to the extent the Holders participate in a dividend or distribution event pursuant to Section 3(b).

(e) Adjustment for Merger or Reorganization, Etc. If there shall occur any reorganization, recapitalization, consolidation or merger involving the Corporation in which the Common Stock is converted into or exchanged for securities, cash or other property (excluding a merger solely for the purpose of changing the Corporation’s jurisdiction of incorporation), then, following any such reorganization, recapitalization, consolidation or merger, in each case pursuant to which shares of Common Stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, each share of Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 10 set forth with respect to the rights and interest thereafter of the Holders, to the end that the provisions set forth in this Section 10 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock. In the event holders of Common Stock have the opportunity to elect the form of consideration to be received in any transaction described by this Section 10, the Corporation shall make adequate provision whereby the Holders shall have a reasonable opportunity to determine the form of consideration into which all of the Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such transaction. The determination: (i) will be made by Holders representing a plurality of shares of Preferred Stock participating in such determination, (ii) will be subject to any limitations to which all of the holders of Common Stock are subject, including, but not limited to, pro rata reductions applicable to any portion of the consideration payable in such transaction and (iii) will be conducted in such a manner as to be completed by the date which is the earlier of: (1) the deadline for elections to be made by holders of Common Stock, and (2) two Trading Days prior to the anticipated effective date of such transaction.

11. Purchase Rights. In addition to any adjustments pursuant to Section 10 above, if at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Holder’s Preferred Stock (without regard to any limitations on the conversion thereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

12. Notices. Upon any adjustment of the Conversion Price or the number of Conversion Shares, then, and in each such case the Corporation shall give written notice thereof by first class mail, postage prepaid, addressed to each Holder of Preferred Stock at the address of such Holder as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. In addition, in case at any time:

(1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

(2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of such stock of any class or other rights;

(3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or a sale of all or substantially all its assets to, another corporation;

(4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation; or

(5) there shall be any Redemption Right Event;

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, addressed to each Holder at the address of such Holder as shown on the books of the Corporation, (a) at least fifteen (15) days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, Redemption Right Event, dissolution, liquidation or winding up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, Redemption Right Event, dissolution, liquidation or winding up, at least fifteen (15) days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, Redemption Right Event, dissolution, liquidation or winding up, as the case may be.

13. Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issuance upon the conversion of the Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares or fractions of shares of Preferred Stock. All shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes), shall be approved for listing on the New York Stock Exchange (or any other national securities exchange on which the Common Stock is listed) and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Conversion Price. The Corporation will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Price if after such action the total number of shares of Common Stock issued and outstanding and thereafter issuable upon exercise of all Options and conversion of Convertible Securities, including upon conversion of the Preferred Stock, would exceed the total number of shares of such class of Common Stock then authorized by the Corporation’s Certificate of Incorporation.

14. Effect of Reacquisition of Shares Upon Redemption, Repurchase, Conversion or Otherwise. Shares of Preferred Stock that have been issued and reacquired in any manner, whether by redemption, repurchase or otherwise or upon any conversion of shares of Preferred Stock to Common Stock, shall thereupon be retired and shall have the status of authorized and unissued shares of preferred stock of the Corporation undesignated as to series, and may be redesignated as any series of preferred stock of the Corporation and reissued.

15. Issue Taxes and Fees. The issuance of certificates, if any, for shares of Common Stock upon conversion of the Preferred Stock shall be made without charge to the holders thereof for any (a) issuance tax, stamp tax, transfer tax, duty or charge in respect thereof, provided that the Corporation shall not be required to pay any tax, duty or charge which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Preferred Stock which is being converted or (b) fees (including fees of the transfer agent or The Depository Trust Company).

16. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock in any manner which interferes with the timely conversion of such Preferred Stock; provided, however, nothing herein shall be construed to prevent the Corporation from setting record dates for the holders of its securities.

17. Voting. In addition to any class voting rights provided by law and this Certificate of Designation, the Holders of Series A Preferred Stock shall have the right to vote together with the holders of Common Stock as a single class on any matter on which the holders of Common Stock are entitled to vote (including the election of directors). With respect to the voting rights of the Holders of the Series A Preferred Stock, each Holder of Series A Preferred Stock shall be entitled to cast one vote for each share of Common Stock that would be issuable to such Holder upon the conversion of all the shares of Series A Preferred Stock held by such Holder on the record date for the determination of stockholders entitled to vote at a conversion rate the numerator of which is the Stated Value (as adjusted for any subdivision by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise, as contemplated in Section 10 hereof, occurring prior to such record date) and the denominator of which is the Conversion Price. The Holders of shares of Series B Preferred Stock shall not be entitled to vote on any matters submitted to a vote of stockholders of the Corporation, except as otherwise provided herein or as required by applicable law.

18. Certain Restrictions.

(a) In addition to any other vote of the Holders required by law or by the Certificate of Incorporation, without the prior consent of the Required Holders of the applicable series of Preferred Stock, given in person or by proxy, either in writing or at a special meeting called for that purpose, at which meeting the holders of the shares of such Preferred Stock shall vote together as a class, the Corporation will not:

(i) (x) authorize, create, designate, establish or issue (whether by merger or otherwise) (A) an increased number of shares of such series of Preferred Stock, or (B) any other class or series of capital stock ranking senior to or on parity with such series of Preferred Stock as to dividends or upon liquidation or (y) reclassify any shares of Common Stock into shares having any preference or priority as to dividends or upon liquidation superior to or on parity with any such preference or priority of such series of Preferred Stock;

(ii) amend, restate, alter or repeal any of the rights, powers or preferences of such series of Preferred Stock;

(iii) amend, restate, alter or repeal the Certificate of Incorporation in a manner which would adversely affect a Holder’s ability to, as applicable, (A) transfer its shares of such series of Preferred Stock or Common Stock to any person, (B) convert its shares of Series A Preferred Stock into Common Stock, or (C) convert its shares of Series B Preferred Stock into shares of Series A Preferred Stock; or

(iv) agree to do any of the foregoing.

(b) The Corporation will not, directly or indirectly, declare or pay any dividend or distribution on, or directly or indirectly purchase, redeem, repurchase or otherwise acquire or permit any subsidiary of the Corporation to redeem, repurchase or acquire, any Junior Securities, other than any Participating Dividends actually paid upon all outstanding Preferred Stock, without the consent of the holders of at least a majority of the then-outstanding Series A Preferred Stock to the making of such dividend or distribution.

19. Corporate Opportunities. Notwithstanding anything contained in this Certificate of Designations, each Holder may freely offer to any other Person or effect on behalf of itself or any other Person any other investment or business opportunity or prospective economic advantage (which may include investments or activities relating to competitors of the Corporation), including those competitive with the business of the Corporation, or other transactions in which the Corporation, its subsidiaries, any Holder or any other stockholder of the Corporation may have an interest or expectancy, including as a result of any fiduciary duties applicable to such Person, in each case without any prior notification or approval of the Corporation or its Board or stockholders.

20. No Impairment. The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, scheme or arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all time in good faith assist in the carrying out of all the provisions herein and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights and liquidation preferences granted hereunder of the Holders against impairment. Without limiting the generality of the foregoing, the Corporation (i) shall not increase the par value of any shares of Common Stock or Preferred Stock, as applicable, receivable upon conversion of the Preferred Stock above the Conversion Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock or Preferred Stock, as applicable, upon conversion of the Preferred Stock, and (iii) shall, so long as any shares or fraction of a share of Preferred stock remain outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock or Preferred Stock, as applicable, solely for the purpose of effecting the conversion of the Preferred Stock, 100% of the number of shares of Common Stock or Preferred Stock, as applicable, issuable upon conversion of the Preferred Stock then outstanding (without regard to any limitations on conversion).

21. No Waiver. Except as otherwise modified or provided for herein, the Holders shall also be entitled to, and shall not be deemed to have waived, any other applicable rights granted to such Holders under the Delaware General Corporation Law.

22. Amendment; Waiver. Any term of the Preferred Stock may be amended or waived (including the adjustment provisions included in Section 10 hereof) upon the written consent of the Corporation and the Holders of at least 66% of the Preferred Stock then outstanding.

23. Action By Holders. Any action or consent to be taken or given by the holders of the Preferred Stock may be given either at a meeting of the Holders of the Preferred Stock called and held for such purpose or by written consent.

24. Fractional Shares. Preferred Stock may be issued in fractions of a share that shall entitle each Holder, in proportion to such Holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Preferred Stock, including all conversion and redemption rights.

IN WITNESS WHEREOF, the undersigned has executed Certificate of Designations, Preferences and Rights this 22nd day of May, 2017.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

By:	/s/ Kerry A Shiba
Name:	Kerry A. Shiba
Title:	Chief Financial Officer and
Executive Vice President

[Signature Page to Certificate of Designations, Preferences and Rights]

Exhibit A

FORM OF

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES

OF

SERIES A PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.01 per share (“Preferred Stock”), of Superior Industries International, Inc., a Delaware corporation (the “Corporation”), indicated below into shares of common stock, par value $0.01 per share (“Common Stock”), of the Corporation according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation. No fee will be charged to the Holders for any conversion, except as described in the Corporation’s Certificate of Designations, Preferences and Rights classifying the Preferred Stock (the “Certificate of Designations”).

Conversion calculations:

Date to Effect Conversion:

Number of shares of Series A Preferred Stock owned prior to Conversion:

Number of shares of Series A Preferred Stock to be Converted:

Applicable Conversion Rate:

Number of shares of Series A Preferred Stock subsequent to Conversion:

Address for Delivery:

OR

DWAC Instruction:

Broker No.:
Account No.

Capitalized terms used but not defined herein have the respective meaning assigned thereto in the Certificate of Designations.

[HOLDER]

By:
Name:
Title: